UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
___________________
Filed by the Registrant ☒ Filed by a party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Under § 240.14a-12
CALADRIUS BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount previously paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing party:

(9)	Date Filed:

On May 9, 2017, Caladrius Biosciences, Inc. (“Caladrius”) made the following communication in connection with Caladrius' upcoming shareholder meeting encouraging stockholders to vote their shares in favor of the proposed transactions under that certain Interest Purchase Agreement, dated as of March 16, 2017, by and among Caladrius, PCT, LLC, a Caladrius Company, a majority owned subsidiary of Caladrius (“PCT”), and Hitachi Chemical Co. America, Ltd. (“Hitachi”).
Todd C. Girolamo, Esq. sent the following email on May 9, 2017 to certain Caladrius stockholders:
Dear Stockholder:

By now you should have received and had a chance to review the proxy materials that were sent to you regarding the Caladrius annual Stockholder Meeting that is scheduled to occur on May 16, 2017.  If you have not yet read the proxy materials, you can find them at  https://www.sec.gov/Archives/edgar/data/320017/000157104917003364/t1700949-defm14a.htm.  One of the seven proposals (Proposal 2) to be considered at that meeting is the approval of the agreement whereby Caladrius Biosciences, Inc. ("Caladrius" or the “Company”) seeks to sell the remaining 80.1% of its subsidiary, PCT, LLC, a Caladrius Company, to the Hitachi Chemical Co. America, Ltd. for $75 million, subject to potential adjustments.

The vote to approve Proposal 2 requires a "FOR" vote from over 50% of the outstanding shares of Caladrius.  A failure to vote, or an abstention, is counted as a vote "AGAINST" the Proposal.  Management recommends that you vote "FOR" each of the seven proposals.  If Proposal 2 does not secure the necessary shareholder vote for approval, Caladrius will need to seek capital through other means, of which there can be no assurance that additional funding will be available.  Such conditions would raise substantial doubt about the Company’s ability to continue as a going concern. As a result, it is EXTREMELY IMPORTANT that you vote your shares.

The easiest way to vote your shares is by calling  877-777-8133.  You will need to answer a few questions to identify yourself and then you can cast your votes immediately.

If you have any questions about the Stockholder Meeting, the proposals for consideration, the proxy materials or how to cast your vote, you can call me directly at Caladrius at 212-584-4178 for guidance.

Thank you for your support at this critical time.

Yours truly,

Todd Girolamo
Corporate Secretary

Additional Information About the Transaction and Where to Find it
On April 11, 2017, Caladrius filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with, among other things, the proposed sale to Hitachi Chemical Co. America, Ltd. (“Purchaser”) of the 80.1% membership interest in PCT, LLC, a Caladrius Company, that Purchaser does not already own (the “Sale”). Investors and stockholders of Caladrius are urged to read the Proxy Statement and the other relevant materials because they contain important information about Caladrius, the Sale proposal and the other proposals described in the Proxy Statement. The Proxy Statement, and any other documents filed by Caladrius with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by Caladrius by directing such requests to Caladrius Biosciences, Inc., 420 Lexington Avenue, Suite 350, New York, NY 10170, Attn: Jacquelyn Briggs or jbriggs@caladrius.com, Telephone: (646) 606-2221.

Participants in the Solicitation
Caladrius and its directors and executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from Caladrius’ stockholders in connection with the Sale proposal and the other proposals contained in the Proxy Statement. Information regarding Caladrius’ directors and executive officers is contained in the Proxy Statement. Additional information regarding the participants in the solicitation of proxies and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement.

Safe Harbor for Forward Looking Statements
This communication contains forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the Sale, the possibility of obtaining stockholder or other approvals or consents for the Sale and Caladrius’ future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual events or results to differ materially from those set forth in the forward-looking statements, including, without limitation: risks and uncertainties relating to potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Sale; risks related to the failure to complete the Sale; unexpected costs, charges or expenses relating to or resulting from the Sale; restrictions contained in, and termination fees that may be payable pursuant to, the purchase agreement relating to the Sale; litigation or adverse judgments relating to the Sale; risks relating to the completion of the proposed Sale, including the risk that the required stockholder vote might not be obtained in a timely manner or at all, or other conditions to the completion of the Sale not being satisfied; any difficulties associated with requests or directions from governmental authorities resulting from their review of the Sale; any changes in general economic and/or industry-specific conditions; and other risks detailed in Caladrius’ filings with the SEC, including those disclosed under “Item 1A. Risk Factors” in Caladrius’ Annual Report on Form 10-K filed with the SEC on March 17, 2017 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this communication. Caladrius does not intend, and disclaims any obligation, to update or revise any forward-looking information contained in this communication or with respect to the matters described herein.